Exhibit 99.1

Kohl’s Corporation Announces $600,000,000 Cash Tender Offer for Certain Notes

Menomonee Falls, Wis., June 29, 2015 /PRNewswire/ -- Kohl’s Corporation (NYSE: KSS) announced today that it has commenced a cash tender offer (the "Tender Offer") for up to a combined aggregate principal amount of $600,000,000 of its 7.250% Debentures due 2029, 6.875% Notes due 2037, 6.000% Debentures due 2033, and 6.250% Notes due 2017 (collectively, the “Notes”).

The Tender Offer is being made pursuant to, and subject to the terms and conditions in, an Offer to Purchase, dated June 29, 2015 (the "Offer to Purchase") which sets forth a description of the terms of the Tender Offer. A summary of certain terms of the Tender Offer is below:

		Aggregate Principal Amount Outstanding	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page(1)	Fixed Spread (basis points)
Title of Security	CUSIP Number
7.250% Debentures due 2029	500255AF1	$200,000,000	1	2.125% U.S. Treasury due May 15, 2025	PX 1	240
6.875% Notes due 2037	500255AQ7	$350,000,000	2	2.500% U.S. Treasury due February 15, 2045	PX 1	193
6.000% Debentures due 2033	500255AN4	$300,000,000	3	2.500% U.S. Treasury due February 15, 2045	PX 1	185
6.250% Notes due 2017	500255AP9	$650,000,000	4	1.000% U.S. Treasury due December 15, 2017	PX 5	35

(1) The applicable page on Bloomberg from which Goldman, Sachs & Co. and Morgan Stanley & Co. LLC will quote the bid side prices of the applicable Reference U.S. Treasury Security.

The Tender Offer will expire at 11:59 p.m., Eastern Time, on July 27, 2015, unless extended (such date and time, as the same may be extended, the "Expiration Time"). Holders of Notes must validly tender and not validly withdraw their Notes at or before 5:00 p.m., Eastern Time, on July 13, 2015, unless extended (such date and time, as the same may be extended, the "Early Tender Deadline") to be eligible to receive the applicable Total Consideration (as defined below) for their tendered Notes. After such time, the Notes may not be withdrawn except in certain limited circumstances where additional withdrawal rights are required by law.

The "Total Consideration" for each $1,000 principal amount of Notes of any series tendered and accepted for purchase pursuant to the Tender Offer will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread specified for such series over the yield based on the bid-side price of the applicable U.S. Treasury Security specified for such series in the table above and on the front cover of the Offer to Purchase. Holders of Notes that are validly tendered and not validly withdrawn on or before the Early Tender Deadline and accepted for purchase will receive the applicable Total Consideration for such Notes, which includes an early tender payment of $30 per $1,000 principal amount of Notes accepted for purchase (the "Early Tender Premium"). Holders of Notes that are validly tendered after the Early Tender Deadline and on or before the Expiration Time and accepted for purchase will receive the applicable Tender Consideration for such Notes, which equals the applicable Total Consideration for such Notes minus the Early Tender Premium. Holders whose Notes are accepted for purchase pursuant to the Tender Offer will also receive accrued and unpaid interest on their purchased Notes from, and including, the last interest payment date for such Notes to, but excluding, the applicable settlement date (the “Accrued Interest”).

The Tender Offer is not conditioned upon any minimum amount of Notes being tendered, and the Tender Offer may be amended, extended, terminated or withdrawn in whole or with respect to one or more series of Notes. The amounts of each series of Notes that are purchased on any settlement date will be determined in accordance with the Acceptance Priority Levels set forth in the table above and on the front cover of the Offer to Purchase (the "Acceptance Priority Levels"), with 1 being the highest Acceptance Priority Level and 4 being the lowest Acceptance Priority Level. Kohl’s will only accept for purchase Notes up to a combined aggregate principal amount of $600,000,000 (the "Maximum Amount"), subject to the Acceptance Priority Levels.

Kohl’s reserves the right to increase the Maximum Amount. If Holders tender more Notes in the Tender Offer than they expect to be accepted for purchase by Kohl’s based on a lower Acceptance Priority Level for the Notes being tendered, and if Kohl’s subsequently accepts more than such Holders expected of such Notes tendered and not validly withdrawn on or before the Withdrawal Deadline, such Holders will not be able to withdraw any of their previously tendered Notes. Accordingly, Holders should not tender any Notes that they do not wish to be accepted for purchase.

All Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline having a higher Acceptance Priority Level will be accepted before any tendered Notes having a lower Acceptance Priority Level are accepted in the Tender Offer, and all Notes validly tendered after the Early Tender Deadline having a higher Acceptance Priority Level will be accepted before any Notes tendered after the Early Tender Deadline having a lower Acceptance Priority Level are accepted in the Tender Offer. However, Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline will be accepted for purchase in priority to other Notes tendered after the Early Tender Deadline, even if such Notes tendered after the Early Tender Deadline have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Deadline.

If purchasing all of the tendered Notes of a series of Notes of an applicable Acceptance Priority Level on any settlement date would cause the Maximum Amount (as may be increased) to be exceeded, the amount of that series of Notes purchased on that settlement date will be prorated based on the aggregate principal amount of that series of Notes tendered in respect of that settlement date such that the Maximum Amount will not be exceeded. Furthermore, if the Tender Offer is fully subscribed as of the Early Tender Deadline, Holders who validly tender Notes after the Early Tender Deadline will not have any of their Notes accepted for payment.

Subject to applicable law, the Tender Offer may be amended, extended, terminated or withdrawn with respect to one or more series of Notes. If the Tender Offer is terminated with respect to any series of Notes without Notes of such series being accepted for purchase, Notes of such series tendered pursuant to the Tender Offer will promptly be returned to the tendering holders. Notes tendered pursuant to the Tender Offer and not purchased due to the priority acceptance procedures or due to proration will be returned to the tendering holders promptly following the Expiration Time or, if the Tender Offer is fully subscribed as of the Early Tender Deadline, promptly following the Early Tender Deadline.

The Tender Offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, including, among other things, Kohl’s having raised net proceeds through one or more new debt securities transactions, on terms satisfactory to Kohl’s, sufficient to purchase the principal amount of the Notes validly tendered (and not validly withdrawn) and accepted for purchase by Kohl’s in the Tender Offer, in accordance with the terms of the financing condition more fully described in the Offer to Purchase.  Any premiums to par, Accrued Interest and all fees and expenses in connection with the Tender Offer are intended to be paid with the Company’s cash on hand.

Kohl’s currently intends to commence the redemption of some or all of the 6.250% Notes due 2017 (the “2017 Notes”) that remain outstanding following the consummation of the Tender Offer.  Any such redemption would be made in accordance with the terms of the indenture governing the 2017 Notes which provides for a minimum of 30 days’ notice prior to redemption.  The redemption price has not yet been determined and it is possible that the redemption price will be less or more than the applicable Total Consideration and/or the applicable Tender Consideration for the 2017 Notes in the Tender Offer.

In connection with any such redemption and with the purchase of Notes in the Tender Offer, Kohl’s expects to record a one-time charge against reported earnings to reflect the estimated loss on early extinguishment of debt.  Due to the timing of the transactions, the charge related to the Tender Offer is expected to be recorded in Kohl’s second fiscal quarter and the charge relating to the redemption is expected to be recorded in Kohl’s third fiscal quarter.

This press release is neither an offer to purchase nor a solicitation of an acceptance of securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are serving as Lead Dealer Managers for the Tender Offer. U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are serving as Co-Dealer Managers for the Tender Offer.  Questions regarding the Tender Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-0215 (collect) or to Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to D.F. King & Co., Inc., which is acting as Tender Agent and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 269-5550; all others toll free at (800) 499-8541 or at the following email: kohls@dfking.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl’s intends forward-looking terminology such as “believes,” “expects,” “may,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl’s actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K and other factors as may periodically be described in Kohl’s filings with the SEC.

About Kohl’s

Kohl’s (NYSE:  KSS) is a leading specialty department store with 1,164 stores in 49 states.  With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices.  Committed to its communities, Kohl’s has raised more than $274 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl’s Cares, LLC, a wholly-owned subsidiary of Kohl’s Department Stores, Inc.  For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares.  For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Contacts

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Bevin Bailis, SVP, PR and Communications, (262) 703-1464